Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of HBT Financial, Inc. (formerly known as Heartland Bancorp, Inc.) of our report dated March 25, 2019, except for the stock split described in Note 1, as to which the date is September 13, 2019, relating to the consolidated financial statements of HBT Financial, Inc. (formerly known as Heartland Bancorp, Inc.), appearing in the Registration Statement (No. 333-233747) on Form S-1, as amended and related prospectus of HBT Financial, Inc. (formerly known as Heartland Bancorp, Inc.).

/s/ RSM US LLP

Chicago, Illinois

October 30, 2019